Exhibit 99.1

UK WISDOM LIMITED (THE “COMPANY”)

AUDIT COMMITTEE CHARTER

I. Purpose

The purpose of the Audit Committee (the “Committee”) is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company.

The Committee’s responsibilities are limited to oversight. The Company’s management is responsible for establishing and maintaining accounting policies and procedures in accordance with generally accepted accounting principles (“GAAP”) and other applicable reporting and disclosure standards and for preparing the Company’s financial statements. The Company’s independent auditors are responsible for auditing and reviewing those financial statements.

II. Composition

The Committee must consist of at least three directors, subject to any available exceptions. Each Committee member must satisfy the independence requirements of the Nasdaq Stock Market LLC (“Nasdaq”) and the more rigorous independence rules for members of the Audit Committee issued by the Securities and Exchange Commission (the “SEC”), subject to any available exceptions. Each Committee member must be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. In addition, at least one member of the Committee must be a financial expert as defined under SEC rules.

Committee members may be removed from the Committee, with or without cause, by the board of directors of the Company (the “Board”). Unless a Chair is designated by the Board, the Committee may designate a Chair by majority vote of the full Committee membership.

III. Meetings, Procedures and Authority

The Committee must meet at least once during each fiscal quarter.

The Committee has the authority to establish its own rules and procedures for notice and conduct of its meetings so long as they are not inconsistent with any provisions of the Company’s bylaws that are applicable to the Committee.

The Committee may retain any independent counsel, experts or advisors that the Committee believes to be necessary or appropriate. The Company must provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of preparing or issuing an audit report or performing other audit, review or attest services, for payment of compensation to any advisors employed by the Committee and for payment of ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

In addition to the duties and responsibilities expressly delegated to the Committee in this Charter, the Committee may exercise any other powers and carry out any other responsibilities consistent with this Charter, the purposes of the Committee, the Company’s bylaws and applicable Nasdaq rules.

The Committee may conduct or authorize investigations into any matters within the scope of the duties and responsibilities delegated to the Committee.

IV. Duties and Responsibilities

Interaction with the Independent Auditor

1. Appointment and Oversight. The Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor (including resolution of any disagreements between Company management and the independent auditor regarding financial reporting) and any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company, and the independent auditor and each such other registered public accounting firm must report directly to the Committee. The Committee, or the Chair of the Committee, must pre-approve any audit and non-audit service provided to the Company by the independent auditor, including the fees and terms of the services to be performed, unless the engagement is entered into pursuant to appropriate preapproval policies established by the Committee or if such service falls within available exceptions under SEC rules.

2. Annual Report on Independence. The Committee must ensure that the independent auditor prepares and delivers, at least annually, a written statement delineating all relationships between the independent auditor and the Company, must actively engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that, in the view of the Committee, may impact the objectivity and independence of the independent auditor, and, if the Committee determines that further inquiry is advisable, must take appropriate action in response to the independent auditor’s report to satisfy itself of the auditor’s independence.

Annual Financial Statements and Annual Audit

3. Audit Committee Report. The Committee must provide the Company with the report of the Committee with respect to the audited financial statements for inclusion in each of the Company’s annual reports.

Other Duties and Responsibilities

4. Complaint Procedures. The Committee must establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and for the confidential and anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters. The Committee will inquire and discuss with management the compliance with applicable laws and regulations;

5. Others.

●	reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K;

●	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

●	discussing with management major risk assessment and risk management policies;

●	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

●	reviewing and approving all related party transactions;

●	determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

●	approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

6. Review of this Charter. The Committee must annually review and reassess this Charter and submit any recommended changes to the Board for its consideration.

V. Delegation of Duties

In fulfilling its responsibilities, the Committee is entitled to delegate any or all of its responsibilities to a subcommittee of the Committee.